UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934.

DATE OF REPORT:  January 14, 2014  (Date of earliest event reported)

ACCREDITED BUSINESS CONSOLIDATORS CORP.
(Exact name of registrant as specified in its charter)

PA                                            0-27182               25-1624305
                                                     (State or other jurisdiction                         (Commission File     IRS Employer
of incorporation)                                      Number)            Identification Number)

Accredited Business Consolidators Corp.
c/o Accredited Suppliers Nicaragua S.A.
De La Estatua de Montoya
1 Cuadra al Sur
Casa Esquinera
Apartado PA-228
Managua 10000
Nicaragua

(Address of principal executive offices)

1-267-864-7737 or +505-8796-8888
(Registrant's telephone number, including area code)

196 West Ashland
Doylestown, PA  18901
(Former Name or Former Address, if changed since last report)

ITEM 2.01 Completion of Acquisition of Assets

The Company yesterday completed full payment on its purchase agreement of six (6) lots of land in Managua consisting of four (4) single parcels and two (2) double parcels near the international airport in the Monte Cristi residential neighborhood.   While the land now officially belongs to Accredited Business Consolidators Corp., the Company has not yet formalized the purchased to a deed.  The land will be placed in a separate corporation, X Corp., domiciled in the United States, but registered in Nicaragua.  The registration process in Nicaragua takes approximately one month.  ACDU will own all of the shares of X Corp.  ACDU obtained an apostille of the formation documents of X Corp. and is in the process of filing them with Nicaragua to establish a branch office.  Once this occurs, the seller of the property will provide a deed for the lots to X Corp.

The Company acquired the land for the purpose of building the Airport Xpress Hotel to provide medium budget accommodations to short term travelers staying overnight near the Augusta Sandino International Airport.  Presently, there are only two upper budget hotels near the airport and many business people need to travel between 10 and 15 kilometers to obtain budget accommodations.  The Company anticipates a price range for its rooms between $59 and $69 per night including a free pickup from the airport.

Pursuant to the requirements of the Securities Exchange Act
of 1934, the registrant has duly caused this report to be
signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 14, 2013

ACCREDITED BUSINESS CONSOLIDATORS CORP.

By: /s/ Elisa Corea

Elisa Corea, Vice President -- Hospitality Development
          web:  www.accreditedbiz.net
          fax:  1-267-371-5168